UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549


                            ________________________

                                     Form 8-K


                                  CURRENT REPORT

                     PURSUANT TO SECTION 13 or 15(d) OF THE
                         SECURITIES EXCHANGE ACT of 1934



        Date of Report  (Date of earliest event reported): May 15, 1998


                              Coltec Industries Inc
              (Exact name of registrant as specified in its charter)


    Pennsylvania                       1-7568                13-1846375
  (State or other juris-            (Commission           (I.R.S. Employer
 diction of incorporation)          File Number)         Identification No.)


 3 Coliseum Centre, 2550 West Tyvola Road, Charlotte, North Carolina 28217
                  (Address of principal executive offices)        (Zip Code)


      Registrant's telephone number, including area code: (704) 423-7000



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Item 5.             Other Events.

Attached as an Exhibit to this Report is the Press Release issued by Coltec Industries Inc (Coltec) on May 15, 1998 which announces the sale of the capital stock of its Holley Performance Products subsidiary to Kohlberg & Co., L.L.C., a private merchant banking firm located in Mount Kisco, New York, for $100 million in cash.

Item 7.   Financial Statements and Exhibits.

(c)  Exhibits.

99.1.	 Attached as an Exhibit to this Report is the Press Release issued by
Coltec Industries Inc (Coltec) on May 15, 1998 which announces the sale of the capital stock of its Holley Performance Products subsidiary to Kohlberg
& Co., L.L.C., a private merchant banking firm located in Mount Kisco, New York, for $100 million in cash.

                                 SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  Coltec Industries Inc


                                         /s/Robert J. Tubbs
Date:  May 15, 1998         				By:  Name:  Robert J. Tubbs
                              			 		Title:  Executive Vice President

Exhibit 99.1

Charlotte, NC, May 15, 1998 - Coltec Industries Inc (NYSE:COT) has completed the sale of the capital stock of its Holley Performance Products subsidiary to Kohlberg & Co., L.L.C., a private merchant banking firm located in Mount Kisco, New York, for $100 million in cash.

Holley, with facilities in Bowling Green, Kentucky, and Springfield, Tennessee, is a leader in the production of performance carburetors, ignition systems, fuel pumps, fuel-injection systems, intake manifolds, and other products that enhance the performance of automobile engines. The business had sales of approximately $100 million in 1997.

John W. Guffey, Jr., chairman and chief executive officer of Coltec Industries, said, "This transaction completes our exit from the automotive components industry, and our aerospace and industrial operations now have our undivided attention. We began focusing all of our resources on our Aerospace and Industrial Segments in 1996, and the growing opportunities in these arenas increase our confidence that we will achieve the goals of our Coltec 2000 initiative."

The goals of this strategic initiative are to achieve $2 billion in sales by the year 2000, while maintaining or improving operating margins.

The proceeds from this sale will be applied toward reducing short-term debt.

Coltec Industries is a diversified manufacturing company serving primarily aerospace and general industrial markets.